Exhibit 10.1

December 17, 2020

Kessel D. Stelling
c/o Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, GA 31901

Re: Succession and Advisory Services
Dear Kessel:

The Board of Directors (the “Board”) of Synovus Financial Corp. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to set forth the details of your continued service in connection with the announcement of the Company’s succession plan, including your change in status from Chief Executive Officer (“CEO”) of the Company and Synovus Bank (the “Bank”) to Executive Chairman (“Executive Chairman”) of the Company and the Bank in spring 2021, retirement from active employment effective as of December 31, 2022 (the “Retirement Date”), and continued service thereafter as an advisor to the Company. This letter (this “Letter”) sets forth the arrangements between you (hereinafter referred to as “you” and “your”) and the Company with respect to such succession plan. The Company and you are collectively referred to herein as the “parties.”

The Board appreciates your willingness and commitment to continuing to provide your dedicated service, support and expertise to the Company to ensure a seamless transition.

Employment Through the Retirement Date

Position, Duties and Responsibilities and Reporting During the Employment Period.

You will continue in your current role as CEO and Chairman of the Company and the Bank through the date on which the annual meeting of shareholders occurs in April of 2021 (the “Succession Date”), with the period through the Succession Date referred to herein as the “CEO Period.” During the CEO Period, you will have the same duties and responsibilities at the Company as in effect immediately prior to the date hereof, and you will continue to work from the Company’s executive offices located in Columbus, Georgia, and the Atlanta metropolitan area, subject to reasonable business travel and the ability to work remotely while fulfilling your responsibilities.

You will assume the role of Executive Chairman of the Board and the Bank while remaining an employee during the period commencing on the day after the Succession Date and ending on the Retirement Date, with such period referred to herein as the “Transition Period,” and, together with the CEO Period, referred to herein as the “Employment Period.” During the Transition Period, you will have the duties and responsibilities commensurate with the position of Executive Chairman, including (a) chairing Board and shareholder meetings; (b) providing advice, guidance and assistance to the CEO; (c) contributing to the Company’s strategic and operational plans and the business initiatives of the Company; (d) leading special projects identified by the Board; (e) assisting with the maintenance and development of community, customer and business relations; and (f) carrying out such other duties commensurate with your position and status as may be reasonably requested by the Board from time to time. It is currently expected that such duties will include advancing the following business priorities in coordination with the Board and the CEO: (i) leveraging your relationships, stature and experience to develop, strengthen and grow business relationships and opportunities; (ii) overseeing the Company’s Leadership Development Curriculum; (iii) developing and advancing the Company’s ESG activities and initiatives; and (iv) continuing to be involved with regulatory relations and industry programs and events. During the Transition Period, substantially all of your business time will be spent providing services to the Company, and you will work from the Company’s executive offices located in Columbus, Georgia, and the Atlanta metropolitan area, subject to reasonable business travel and the ability to work remotely while fulfilling your responsibilities. During the Transition Period, you will be permitted to join one additional board of directors of a for-profit company that is not competitive with the Company, which may be either a privately held or a public company, subject to compliance with any conflict-of-interest policies of the Company and the prior approval of the Chairman of the Corporate Governance and Nominating Committee (which approval shall not be unreasonably delayed or withheld if such company meets such requirements).

During the Employment Period, you will report solely and directly to the Board. For the avoidance of doubt, during the Transition Period, the Company’s CEO will report directly to you, and the other senior executives of the Company will report directly to the CEO or the CEO’s designee.

Compensation During the Employment Period.

During the Employment Period, you will continue to receive compensation and employee benefits on the same basis as in effect today, subject to the details set forth below and the terms of the Company’s benefit plans as in effect from time to time.

Through the Retirement Date, you will receive an annual base salary equal to that in effect on the date hereof (the “Base Salary”). With respect to the Company’s 2021 and 2022 performance years, your annual cash incentive compensation will be determined by the Compensation Committee of the Board (the “Compensation Committee”) on a basis no less favorable than applied to you prior to the date hereof; provided that your target annual incentive opportunity for the 2022 performance year will be reduced to one hundred percent (100%) of the Base Salary.

With respect to the Company’s 2021 and 2022 performance years, your long-term incentive compensation will be determined by the Compensation Committee on a basis no less favorable than applied to you prior to the date hereof; provided that your target long-term incentive opportunity for the 2022 performance year will be reduced to two hundred percent (200%) of the Base Salary. All awards granted to you following the date hereof will contain provisions related to treatment on retirement that are no less favorable to you than those applicable to awards granted to you prior to the date hereof, and the parties acknowledge that your cessation of service on or after the date on which you attain the age of sixty-five (65) will constitute an eligible retirement for purposes of all awards outstanding on the date of such cessation of service.

During the Employment Period, you will continue to be eligible to participate in the employee and fringe-benefit plans and programs of the Company on terms no less favorable than those that applied to you immediately prior to the date hereof. You will remain subject to all other policies of the Company, including expense reimbursement, on the same basis as applies to the other most senior executives of the Company, as in effect from time to time. While serving as Executive Chairman, you will not be entitled to receive the compensation provided to non-employee directors.

In connection with the leadership transition of the Company and in recognition of the shareholder value created and maintained through the development of the Company’s executive team, your continued commitment to serve the Company during the implementation of the Company’s succession plan and to assist in ensuring the orderly transition of your responsibilities as CEO to your successor and your willingness to enter into this Letter, including the noncompetition covenant set forth herein, effective as of January 1, 2021 (the “Award Date”), you will be granted a cash award (the “Transition Award”) in the amount equal to the average of the amount of your “Total” compensation less the amounts reported as “All Other Compensation” for each of the three completed calendar years prior to the date hereof, as reported in the Summary Compensation Table included in the Company’s Notice of Annual Meeting of Shareholders and 2020 Proxy Statement, dated March 11, 2020. The Transition Award will vest in two equal installments on each of the second and third anniversaries of the Succession Date (each such date, a “Vesting Date”), subject to your continued provision of services to the Company as contemplated hereunder and compliance with the obligations hereunder through the applicable Vesting Date; provided, however, that the Transition Award will vest in full and be payable to you upon (a) your termination from service that occurs on or after the Award Date and prior to the final Vesting Date due to (i) your death or Disability (as defined below), (ii) termination by the Company without Cause (as defined below), or (iii) termination by you due to the Company’s breach of a material term of this Letter (subject to the notice and cure process set forth below), or (b) a Change of Control (as defined below) of the Company. In order for a termination by you under clause (a)(iii) above to be effective, (A) you must give written notice to the Company of the event or condition giving rise to the basis for your termination within thirty (30) days after the occurrence of such event, (B) the Company must have failed to cure such condition within thirty (30) days following the delivery of such notice, and (C) you must terminate from service (if at all) within thirty (30) days after expiration of such cure period (collectively, the “Notice and Cure Process”).

The vested portion of the Transition Award will be paid to you in a lump sum as soon as reasonably practicable (and not more than thirty (30) days) following the applicable Vesting Date or the date of your termination from service or the Change of Control, as applicable. Payment of the Transition Award upon your termination from service under the circumstances set forth in clause (a)(ii) or (iii) will be subject to your execution and the effectiveness of a customary standard release of claims in favor of the Company and its affiliates, which release document will be provided by the Company to you promptly following such termination from service.

The Company may withhold from any amounts payable under this Letter in respect of your services as an employee, such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

Advisory Services during the Advisor Period

Duties and Responsibilities and Reporting During the Advisor Period.

Following the Retirement Date, you agree to serve as an advisor to the Company for the period commencing on the day after the Retirement Date (January 1, 2023) and ending on December 31, 2024 (the “Advisor Period”). During the Advisor Period, you will become a non-employee advisor to the Board and will report directly to the Board. Your duties and responsibilities will include: (a) providing advice and counsel regarding all aspects of the Company’s business to the CEO, (b) assisting with special projects as requested by the Board, including acting as an advisor on acquisition strategies, (c) assisting with the maintenance and development of community, customer and business relations, and (d) such other matters commensurate with your experience and status as may be mutually agreed between and among the Board, the CEO and you from time to time, which may include continuing your leadership of the initiatives advanced by you while serving as the Executive Chairman. The services during the Advisor Period may be performed at such locations as you reasonably deem appropriate, subject to your being present at such meetings and events of the Company as may be necessary to perform such services.

Remuneration During the Advisor Period.

During the Advisor Period, in consideration of your advisory services and compliance with the restrictive covenants set forth herein, you will receive an annual service fee equal to your Base Salary (the “Advisor Fee”), to be paid on a monthly basis in arrears. In addition, you will be provided with (a) an office in Atlanta, Georgia (until it is mutually decided between the parties to discontinue such office space prior to the end of the Advisor Period, or determined by the Company to discontinue such office space after the conclusion of the Advisor Period upon reasonable notice to you of not less than thirty (30) days), with administrative support from your current assistant (or a replacement as selected by you if your current assistant retires or otherwise terminates) on the same basis as provided to you prior to the Retirement Date, with such assistant to remain an employee of the Company and receive compensation and benefits consistent with past practice; (b) financial planning assistance on the same basis as provided to you prior to the Retirement Date; and (c) security alarm monitoring services on the same basis as prior to the Retirement Date. Business expense reimbursement will be provided on the same basis as applies to the executive officers of the Company as in effect from time to time.

Either the Company or you may terminate your services as an advisor hereunder by providing the other party with thirty (30) days’ advance written notice of such termination. Upon such a termination for any reason, you will have no further obligation to provide any services and the Company will pay to you any earned but unpaid Advisory Fee in respect of the period prior to the date of termination, as well as any unreimbursed travel and entertainment expense reimbursements and business transportation, financial planning and alarm monitoring benefits (the “Accrued Obligations”), which payments will be made within thirty (30) days following the date of termination (or, in the case of unreimbursed business expenses and benefits, within thirty (30) days following the date of submission of the reimbursement request). Upon (a) a termination of your service due to your death or Disability that occurs on or after the Retirement Date, (b) a termination of your service by the Company without Cause, (c) a termination by you due to the Company’s breach of a material term of this Letter (subject to the Notice and Cure Process), or (d) a Change of Control, in addition to the Accrued Obligations, any unpaid portion of the Advisor Fee to be earned through December 31, 2024, will vest immediately and be paid to you (or your estate, as the case may be) in a lump sum as soon as reasonably practicable (and not more than thirty (30) days) following the date of your termination of service or Change of Control, as applicable.

Status as an Independent Contractor; Separation from Service.

While serving as an advisor, you will be considered an independent contractor, not an employee, and the Company will not exercise general supervision or control over the manner in which you provide the advisory services hereunder. As an independent contractor, you will be solely responsible for all applicable taxes related to your remuneration as an advisor, and, as such, no taxes will be withheld from your compensation as an advisor during the Advisor Period (although taxes will be withheld on any compensation awarded during the Employment Period that may be payable during the Advisor Period, including the equity awards and the Transition Award). It is intended that on the Retirement Date, your cessation of employment will constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, as such, not more than twenty percent (20%) of your business time will be spent providing services as an advisor.

On the Retirement Date, your participation in the Company’s benefit plans and programs, including the Executive Salary Continuation Death Benefit Plan, as an active employee will cease, and the Change of Control Agreement with the Company, dated as of December 1, 2008, will be of no further force or effect; provided that, if a Change of Control under such Agreement has occurred on or prior to the Retirement Date, the rights and obligations thereunder that are vested or that otherwise would apply following termination will survive your termination of employment. In addition, any rights you may have to accrued benefits under any Company plans or arrangements will continue in full force and effect in accordance with their terms, including the Split Dollar Agreement between Riverside Bank and you, dated as of December 23, 1999, and the Amended and Restated Salary Continuation Agreement between Riverside Bank and you, dated as of June 1, 2005.

Restrictive Covenants

Nonsolicitation of Customers.

You agree that while employed by or providing services to the Company, whether during the Employment Period or Advisor Period, and until the second anniversary of your cessation of service with the Company in all capacities for any reason (the “Restricted Period”), you will not, directly or indirectly, Solicit

(as defined below) or attempt to Solicit any Customer (as defined below) for the purpose of selling or providing, or attempting to sell or provide, any service or product competitive or potentially competitive with any product or service sold or provided by the Company at any time during the period of two (2) years immediately preceding your cessation of service, or otherwise interfere with or damage any relationship between the Company and a Customer.

Nonsolicitation of Employees.

During the Restricted Period, you agree that you will not, directly or indirectly, without the prior written permission of the Company, (a) Solicit, hire, attempt to hire, or otherwise attempt to employ in any capacity, whether as an employee, independent contractor, consultant, or otherwise, and whether temporary or permanent, full-time or part-time, anyone who is then an employee of the Company (or who was an employee of the Company within the prior twelve (12) months), or (b) encourage any such individual to resign from or refrain from renewing or extending his or her employment with the Company or to apply for or accept employment with any other business or enterprise. It will not be a violation of the foregoing for you to serve as a reference.

Non-Competition.

During the Restricted Period, you will not in the Restricted Territory, on your own behalf, or on behalf of any other person: (a) assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with a Business of the Company; or (b) enter into the employment of or act as an independent contractor, director, agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of the Company. Notwithstanding the foregoing, you will be permitted to (a) make passive investments in the stock of any mutual company or publicly traded business (including a competitive business) as long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business, and (b) remain on all boards of directors in which you were a member immediately prior to your cessation of your services with the Company.

Existing Confidentiality and Nonsolicitation Agreement.

The Confidentiality and Nonsolicitation Agreement, dated as of February 13, 2020 (the “Confidentiality Agreement”), by and between the Company and you, will remain in full force and effect with respect to your service hereunder, whether during the Employment Period or the Advisor Period. You specifically acknowledge and agree that the confidentiality provisions set forth in Section 3 of the Confidentiality Agreement are incorporated herein by reference, mutatis mutandis, and will apply to your service as an advisor in the same manner as they apply to your service as an employee. Notwithstanding any provision of this Letter or the Confidentiality Agreement to the contrary, nothing contained herein or therein is intended to, or will be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended.

Judicial Modification; Enforcement.

You acknowledge and agree that the Company will suffer irreparable harm if you were to materially breach any of your obligations to comply with the restrictive covenants included in this Letter or the Confidentiality Agreement (collectively, the “Covenants”) and that monetary damages would be inadequate to compensate the Company for such breach. The parties acknowledge that the potential restrictions on your future employment or services imposed by the Covenants are reasonable in both duration and geographic scope and in all other respects. Accordingly, you agree that, in the event of a breach by you of any of your obligations to comply with the Covenants, in addition to the Company having the right to cease making any payments hereunder, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred in connection with any action to enforce the Covenants, including reasonable attorneys’ fees and expenses in the event that the Company substantially prevails in any such enforcement action.

Should any part or provision of the Covenants be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Letter. The parties further agree that if any portion of the Covenants or this Letter is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms. For purposes of the Covenants and the defined terms used therein, all references to the Company will include its affiliates.

Definitions

As used in this Letter, the following terms will have the meaning set forth below.

“Business” means the business(es) in which the Company (a) is engaged (or has taken substantial steps to commence engaging in) as of the date hereof through the date on which your provision of services to the Company in all capacities ceases for any reason, or (b) was engaged during the twelve (12)-month period prior to the date on which your provision of services to the Company in all capacities ceases for any reason.

“Cause” means (a) your willful and continued failure to perform substantially your duties to the Company or one of its affiliates; or (b) your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. You will not be found to have engaged in conduct constituting Cause under this Letter until the Board has provided you written notice setting forth in reasonable detail the basis of the Cause determination and, in the case of clause (a), after a written demand for substantial performance is delivered to you by the Board that specifically identifies the manner in which you have not substantially performed your duties and after which you will have a reasonable amount of time to remedy such alleged failure. If you request, you may appear with counsel before the Board (which may be by teleconference), at a meeting called and duly held for such purpose (after reasonable notice is provided to you). For the avoidance of doubt, a termination due to your mental or physical incapacity will not be considered a termination for Cause.

“Change of Control” has the meaning set forth in the Company’s 2013 Omnibus Plan, as amended, as in effect on the date hereof.

“Customer” means a person or entity (a) to whom the Company has sold or provided products or services, or (b) whom the Company has actively solicited for the purpose of selling or providing products or services, in either case, (i) with whom you communicated on behalf of the Company; (ii) whose dealings with the Company you coordinated or supervised during your service to the Company; (iii) about whom you obtained confidential information as a result of your association with or service to the Company; (iv) who receives or received products or services provided by the Company, or (v) whose identity became known to you in connection with your association with or service to the Company. Notwithstanding the foregoing, if a Change of Control occurs during the Advisor Period, Customer will be limited to the Customers of the Company as of immediately prior to the consummation of such transaction.

“Disability” has the meaning applicable under the group long-term disability insurance plan sponsored by the Company in which you participate during the Employment Period (or participated in as of immediately prior to the Retirement Date).

“Restricted Territory” means Alabama, Florida, Georgia, South Carolina, Tennessee and any other state in which the Company operates (or has taken substantial steps to commence operating) a branch during the course of your provision of services to the Company. Notwithstanding the foregoing, if a Change of Control occurs during the Advisor Period, the Restricted Territory will be limited to the Restricted Territory of the Company as of immediately prior to the consummation of such transaction.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

Indemnification

The Indemnification Agreement between you and the Company, dated as of February 2, 2010, will remain in full force and effect, including with respect to your service as an advisor. Following the Retirement Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding consistent with the Company’s organizational documents and to provide you with directors’ and officers’ insurance coverage (either through the Company’s existing directors’ and officers’ insurance policy or by purchase of or reimbursement for a supplementary insurance policy), in each case with respect to your services as an executive officer and director of the Company and its subsidiaries prior to the Retirement Date and thereafter your service as an advisor.

Section 409A

It is the intent of the parties that any amounts payable under this Letter will be exempt from or otherwise comply with the provisions of Section 409A of the Code, and each payment under this Letter will be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Letter will be interpreted so as to comply with Section 409A of the Code. With respect to any provision of this Letter that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Letter that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

Entire Agreement. This Letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, term sheets, discussions, and communications, whether oral or in writing, with respect to the subject matter hereof.

Attorney’s Fees. The Company will reimburse you for the reasonable and documented attorney’s fees actually incurred by you in connection with the advice and counsel related to the matters addressed in this Letter promptly following execution of this Letter, up to a maximum of $35,000.

Governing Law; Venue. This Letter will be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. This Letter may not be amended or modified other than by a written agreement executed by the parties hereto. You irrevocably submit to the exclusive jurisdiction of the courts of the State of Georgia and the United States District Court in the District of

Georgia and to the jurisdiction of all courts to which an appeal may be taken from such courts and waive, to the fullest extent you may effectively do so under applicable law, any objection which you may at any time have to venue in such courts, that any suit, action or proceeding therein has been brought in an inconvenient forum or that any such court lacks jurisdiction.

Successors. This Letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter by operation of law, or otherwise, and “affiliate” will mean any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company.

No Mitigation. The Company’s obligations to make the payments provided for in this Letter and otherwise to perform its obligations hereunder will not (absent fraud or a termination of your employment or services for Cause) be affected by any setoffs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against you or others. After termination of your employment or services, in no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter, and such amounts will not be reduced whether or not you obtain other employment.

Survival. Upon the expiration or other termination of this Letter, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

Counterparts. This Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter, which is enclosed for your convenience.

VERY TRULY YOURS

By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President and General Counsel

ACKNOWLEDGED AND AGREED:

/s/ Kessel D. Stelling
Kessel D. Stelling